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                              FOR IMMEDIATE RELEASE

For:   Evans Bancorp, Inc.                       Contact:  Mark DeBacker, CFO
       14-16 North Main Street                   Phone:    (716) 549-1000
       Angola, New York  14006                   Fax:      (716) 549-0720


     EVANS BANCORP ANNOUNCES EXPANSION PLANS FOR NEW EIGHTH BRANCH LOCATION

ANGOLA, N.Y.--FEBRUARY 13, 2002 - Evans Bancorp, Inc. (Nasdaq: EVBN), the holding company for Evans National Bank, a commercial bank with seven branches in Western New York, and approximately $249 million in assets, today announced the execution of a land lease and plans to construct its eighth branch location in Amherst, New York.

"We plan to locate our new full-service branch at 3390 Sheridan Drive at Sweet Home Road in the town of Amherst, where we currently have a large number of commercial loan customers. Establishing a retail banking location in this community represents an important step toward our goal of expanding our presence in Western New York," said President and CEO James Tilley. "We believe that our new Sheridan Drive branch will provide access to our strong commercial banking and financial services brand in Amherst. We look forward to bringing our Bank's eighty-plus year, community bank style of customer service to the people of Amherst and the adjacent communities."

The Bank plans to select an architect and general contractor in the near future and begin construction in Spring 2002 with the goal of opening the new branch on or about September 1, 2002. Evans National Bank is a full-service commercial bank founded in 1920 and headquartered in Angola, New York. The Bank has grown significantly in recent years, with assets increasing, on average, more than 11 percent annually during the last five years, by expanding its market coverage area and through acquisitions. In February 1999, the Bank opened its seventh branch location in the Southgate Plaza in West Seneca. In March 2000, the Bank established ENB Associates, a non-deposit investment services subsidiary, which has grown to manage a portfolio of assets of approximately $5.7 million at December 31, 2001. The Bank acquired the business of M&W Agency in September 2000. M&W Agency is a retail property and insurance agency with eight offices in Erie and Cattaraugus Counties, and approximately $2.4 million in commission income in 2001. M&W expanded its market area with the acquisition of the Eden Agency, in Eden, New York in January 2002.

"We believe there are numerous opportunities to expand our franchise to additional communities that will be receptive to our philosophy of using local customer deposits to support business and consumer loans which, in turn, increases the quality of life in the community," said Tilley.

This branch expansion is subject to the regulatory approval of the Office of the Comptroller of the Currency, which has regulatory oversight for the Bank.

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Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with seven branches located in Western New York, which has in excess of $249.1 million in assets and in excess of $204.3 million in deposits at December 31, 2001. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with eight offices in Western New York, and ENB





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Associates, Inc. which provides non-deposit investment products. Evans Bancorp,
Inc. common stock has been listed on the Nasdaq National Market since July 9, 2001 under the symbol EVBN.

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.